Exhibit 99.1

China Automotive Systems Reports Fourth Quarter
and Fiscal 2016 Results

WUHAN, China, March 30, 2017 /PRNewswire/ -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for fiscal year ended December 31, 2016.

Fourth Quarter 2016 Highlights

•	Net sales were $149.6 million, up 24.6% from $120.1 million in the fourth quarter of 2015
•	Gross margin was 14.6% reflecting the impact of a charge for a projected $5 million product recall in 2016, versus 16.8% in the fourth quarter of 2015
•	Net income attributable to parent company's common shareholders was $5.8 million, or diluted earnings per share of $0.18

Fiscal Year 2016 Highlights

•	Net sales were $462.1 million, compared to $443.5 million in 2015
•	Gross margin was 17.5% reflecting the impact of a charge for a projected $5 million product recall in 2016, versus 17.9% in 2015
•	Diluted earnings per share attributable to parent company's common shareholders was $0.70
•	Cash and cash equivalents, pledged cash and short-term investments were $92.4 million as of December 31, 2016
•	Net cash flow from operating activities was $11.8 million

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "After regaining growth in the third quarter, we are encouraged by the acceleration of top line growth as nearly all subsidiaries of CAAS received increased orders from OEM customers during the fourth quarter. Many of our top 10 OEM customers such as Great Wall, Geely, and Chang’an posted robust growth in 2016. In addition, our product mix change continues to drive our growth and Electric Power Steering (EPS) sales grew nearly 45%, accounting for 28% of our total revenue in 2016. Entering 2017, we believe that the auto replacement cycle with new models coming into the market and ongoing tax incentives for fuel-efficient vehicles will help continue to propel the growth of auto sales in China. As the largest steering system provider in China, we are well positioned to ride the growth and create shareholder value.”

Mr. Jie Li, chief financial officer of CAAS, commented, "We took prudent measures to respond to product recalls as we recorded a charge to the cost of sales that affected our gross margin in the fourth quarter. However, we believe that this impact is short-lived. With the progress from our R&D program, especially the breakthrough in the key components for EPS systems, we expect our gross margin to recover in 2017.”

Fourth Quarter of 2016

In the fourth quarter of 2016, net sales were $149.6 million, compared to $120.1 million in the same quarter of 2015, reflecting a 24.6% year-over-year growth. The net sales increase was mainly due to increased auto sales and a shift in the product mix to more electric power steering products (“EPS”).

Gross profit was $21.8 million in the fourth quarter of 2016, compared to $20.2 million in the fourth quarter of 2015. The gross margin was 14.6% in the fourth quarter of 2016, versus 16.8% in the fourth quarter of 2015. The decrease in gross margin was mainly due to the impact of recalls by two customers related to the Company’s products in January 2017. The Company has recorded a $5 million charge relating to anticipated costs for the recalls in cost of sales for the fourth quarter ended December 31, 2016. The recalls were for 152,811 EPS steering units delivered between 2012 and 2015. In one instance, a torque sensor exhibited abnormal wear after long-term usage creating a potential risk. In a different steering model, an electronic-assist ECU may malfunction under certain circumstances. No serious injuries from these component issues have been reported. The affected steering models were early versions of the Company’s EPS technologies which have been superseded with more advanced models.

Gain on other sales was $1.8 million, compared with $1.2 million in the fourth quarter of 2015.

Selling expenses were $4.9 million in the fourth quarter of 2016, compared to $4.0 million in the fourth quarter of 2015. The increase was primarily due to higher marketing expenses. Selling expenses represented 3.3% of net sales in the fourth quarter of each of 2016 and 2015.

General and administrative expenses ("G&A expenses") were $4.8 million in the fourth quarter of 2016, compared to $5.7 million in the same quarter of 2015. G&A expenses represented 3.2% of net sales in the fourth quarter of 2016 and 4.7% in the fourth quarter of 2015. The decrease in G&A expenses and G&A expenses as a percentage of net sales during the fourth quarter was mainly due to more stringent cost control measures.

Research and development expenses ("R&D expenses") were $8.9 million in the fourth quarter of 2016, compared to $4.6 million in the fourth quarter of 2015. R&D expenses represented 5.9% of net sales in the fourth quarter of 2016 compared to 3.8% in the fourth quarter of 2015. The increase in R&D expenses was due to increased investment in EPS product research and development such as brushless motor and Advanced Driver Assistance Systems (ADAS) related projects. The Company has hired more engineers, acquired more technologies, and purchased more testing equipment.

Income from operations was $5.0 million in the fourth quarter of 2016, compared to $7.1 million in the same quarter of 2015. The decrease was mainly due to lower gross profit and higher R&D and selling expenses.

Interest expense was $0.1 million in the fourth quarter of 2016, compared to interest expense of $0.3 million in the fourth quarter of 2015 due to the decrease in weighted average loans outstanding.

Net financial income was $0.2 million in the fourth quarter of 2016, compared to net financial income of $0.9 million in the fourth quarter of 2015 due to lower interest income.

Income before income tax expenses and equity in earnings of affiliated companies was $5.1 million in the fourth quarter of 2016, compared to $7.9 million in the fourth quarter of 2015. The decrease in income before income tax expenses and equity in earnings of affiliated companies was mainly due to lower operating income and reduced financial income in the fourth quarter of 2016, compared with the fourth quarter of 2015.

Net income attributable to parent company's common shareholders was $5.8 million in the fourth quarter of 2016, compared to net income attributable to parent company's common shareholders of $6.9 million in the fourth quarter of 2015. Diluted earnings per share were $0.18 in the fourth quarter of 2016, compared to diluted earnings per share of $0.22 in the fourth quarter of 2015.

The weighted average number of diluted common shares outstanding was 31,711,888 in the fourth quarter of 2016, compared to 32,131,453 in the fourth quarter of 2015.

Fiscal Year 2016

Annual net sales were $462.1 million in 2016, a 4.2% increase compared to $443.5 million in 2015. The overall increase was mainly due to higher volumes and a change in the product mix as electric power steering systems (EPS) sales grew 44.8% in 2016.

Gross profit in 2016 was $80.9 million, compared to $79.5 million in 2015. Gross margin was 17.5% in 2016, compared to 17.9% in 2015. The margin decrease was primarily due to the $5 million charge relating to anticipated costs for the recalls by two Company customers in cost of sales for the year ended December 31, 2016. A shift in product mix and higher material costs also affected gross profit and margin in 2016.

Gain on other sales mainly consisted of the net amount retained from the sales of materials, property, plant and equipment and scraps. For the year ended December 31, 2016, gain on other sales amounted to $3.8 million, compared to $4.4 million in 2015.

Selling expenses were $17.2 million in 2016 compared with $15.0 million in 2015, which was mainly due to higher marketing expenses during the year. Selling expenses represented 3.7% in 2016, compared to 3.4% of net sales in 2015.

G&A expenses were $16.8 million in 2016, down slightly from $17.0 million in 2015. G&A expenses represented 3.6% in 2016, compared to 3.8% of net sales in 2015.

R&D expenses were $27.7 million in 2016 compared to $22.3 million in 2015. R&D expenses are primarily associated with the costs incurred with the Company's further development of its EPS technology, including transitioning advanced manufacturing equipment to EPS, expanding the EPS trial-production department, hiring technologists and installing advanced technology and test equipment. R&D expenses represented 6.0% of net sales in 2016, compared to 5.0% of net sales in 2015. The increase in R&D expenses was mainly due to increased expenditures on R&D activities for EPS products.

Operating income was $23.0 million in 2016, compared with $29.7 million in 2015. The decrease was due to higher operating expenses in 2016. The operating margin was 5.0% in 2016 compared with 6.7% in 2015.

Interest expense was $0.7 million in 2016, compared to interest expense of $1.3 million in 2015 due to the decrease in weighted average loans outstanding.

Net financial income was $1.4 million in 2016, compared to net financial income of $2.9 million in 2015 due to lower interest income.

Income before income tax expenses and equity in earnings of affiliated companies was $24.9 million for 2016 compared with $32.0 million for 2015. This decline was mainly due to a decrease in income from operations.

Income tax expense was $2.5 million for 2016, compared to $4.5 million for 2015. This tax decrease was mainly due to lower income before tax. The effective tax rate decreased to 10.0% for the year ended December 31, 2016 from 14.0% for the year ended December 31, 2015. The decrease was primarily due to an increase in the tax benefit from the super deduction of R&D expense.

Net income attributable to parent company's common shareholders was $22.5 million in 2016, compared to $27.4 million in 2015. Diluted earnings per share were $0.70 in 2016, compared to $0.85 in 2015. The weighted average number of diluted common shares outstanding was 31,957,052 in 2016, compared with 32,134,866 in 2015.

Balance Sheet

As of December 31, 2016, total cash and cash equivalents, pledged cash and short-term investments were $92.4 million, total accounts receivable including notes receivable were $306.7 million, accounts payable were $223.8 million and bank and government loans were $40.8 million. Total parent company stockholders' equity was $300.5 million as of December 31, 2016, compared to $299.0 million as of December 31, 2015. Net cash flow from operating activities was $11.8 million in 2016.

Business Outlook

Management provided revenue guidance for the full year 2017 of US$485 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 30, 2017 at 9:00 A.M. EDT/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

Phone Number: +86 4001 202 840 (China Toll Free)

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 5.5 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2017, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-646-726-6511

Email: Kevin.Theiss@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$31,092	$69,676
Pledged cash	30,799	31,402
Short-term investments	30,475	21,209
Accounts and notes receivable, net - unrelated parties	285,731	254,397
Accounts and notes receivable, net - related parties	20,984	21,918
Advance payments and others - unrelated parties	10,203	4,381
Advance payments and others - related parties	624	544
Inventories	68,050	65,570
Current deferred tax assets	7,946	6,962
Total current assets	485,904	476,059
Non-current assets:
Long-term time deposits	865	5,082
Property, plant and equipment, net	101,478	84,151
Intangible assets, net	617	2,793
Other receivables, net - unrelated parties	2,252	3,882
Other receivables, net - related parties	-	14
Advance payment for property, plant and equipment - unrelated parties	14,506	15,192
Advance payment for property, plant and equipment - related parties	5,005	8,863
Long-term investments	16,431	6,152
Goodwill	-	608
Non-current deferred tax assets	4,641	4,899
Total assets	$631,699	$607,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank and government loans	$40,820	$40,929
Accounts and notes payable - unrelated parties	216,993	197,105
Accounts and notes payable - related parties	6,803	6,363
Customer deposits	700	1,613
Accrued payroll and related costs	6,971	6,332
Accrued expenses and other payables	35,882	31,383
Accrued pension costs	4,130	4,664
Taxes payable	11,674	9,284
Amounts due to shareholders/directors	312	345
Advances payable (current portion)	382	-
Current deferred tax liabilities	193	194
Total current liabilities	324,860	298,212
Long-term liabilities:
Long-term bank loan	608	-
Advances payable	339	1,922
Non-current deferred tax liabilities	-	266
Total liabilities	325,807	300,400
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued –32,338,302 and 32,338,302 shares at December 31, 2016 and 2015, respectively	3	3
Additional paid-in capital	64,764	64,627
Retained earnings-
Appropriated	10,549	10,379
Unappropriated	228,963	206,622
Accumulated other comprehensive (loss)/income	(892)	18,412
Treasury stock –694,298 and 217,283 shares at December 31, 2016 and 2015, respectively	(2,907)	(1,000)
Total parent company stockholders’ equity	300,480	299,043
Non-controlling interests	5,412	8,252
Total stockholders’ equity	305,892	307,295
Total liabilities and stockholders’ equity	$631,699	$607,695

 China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2016	2015

Net product sales ($39,845 and $38,948 sold to related parties for the years ended December 31, 2016 and 2015)	$462,050	$443,533
Cost of products sold ($27,747 and $25,294 purchased from related parties for the years ended December 31, 2016 and 2015)	381,131	363,986
Gross profit	80,919	79,547
Net gain on other sales	3,803	4,417
Operating expenses:
Selling expenses	17,159	15,003
General and administrative expenses	16,841	16,970
Research and development expenses	27,706	22,339
Total operating expenses	61,706	54,312
Operating income	23,016	29,652
Other income, net	1,116	844
Interest expense	656	1,337
Financial income, net	1,428	2,888
Income before income tax expenses and equity in earnings of affiliated companies	24,904	32,047
Less: Income taxes	2,484	4,490
Add: Investment income, net	557	340
Net income	22,977	27,897
Net income attributable to non-controlling interest	466	509
Net income attributable to parent company’s common shareholders	22,511	27,388

Net income attributable to parent company’s common shareholders per share –
Basic	$0.70	$0.85

Diluted	$0.70	$0.85

Weighted average number of common shares outstanding –
Basic	31,954,407	32,121,019
Diluted	31,957,052	32,134,866

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2016	2015

Net income	$22,977	$27,897
Other comprehensive loss:
Foreign currency translation loss	(19,996)	(18,557)
Comprehensive income	2,981	9,340
Comprehensive loss attributable to non-controlling interest	(226)	(343)
Comprehensive income attributable to parent company	$3,207	$9,683

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2016	2015

Cash flows from operating activities:
Net income	$22,977	$27,897
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	137	105
Depreciation and amortization	13,926	15,273
Deferred income taxes	(1,628)	(655)
Inventory write downs	3,210	2,554
Reversal of provision for doubtful accounts	(21)	(144)
Equity in earnings of affiliated companies	(556)	(311)
Gain on disposal of Fujian Qiaolong	(698)	-
Gain on disposal of fixed assets	(23)	-
Changes in operating assets and liabilities (net of the impacts of disposal of Fujian Qiaolong):
(Increase) decrease in:
Pledged cash	(799)	364
Accounts and notes receivable	(56,251)	11,835
Advance payments and other	(2,331)	(3,176)
Inventories	(15,442)	(7,626)
Increase (decrease) in:
Accounts and notes payable	35,455	(2,578)
Customer deposits	(646)	(225)
Accrued payroll and related costs	1,143	(867)
Accrued expenses and other payables	10,548	(739)
Accrued pension costs	(231)	(620)
Taxes payable	3,130	(1,813)
Advances payable	(75)	-
Net cash provided by operating activities	11,825	39,274

Cash flows from investing activities:
Purchase of short-term investments and long-term time deposits	(28,210)	(12,395)
Proceeds from maturities of short-term investments	20,657	25,133
Decrease/(increase) in other receivables	2,388	(1,420)
Cash received from Disposal of Fujian Qiaolong	1,953	-
Cash received from property, plant and equipment sales	1,284	729
Cash paid to acquire property, plant and equipment (including $8,021 and $13,490 paid to related parties for the years ended December 31, 2016 and 2015, respectively)	(39,585)	(41,704)
Cash paid to acquire intangible assets	(161)	(978)
Investment under equity method	(10,556)	(1,636)
Net cash used in investing activities	(52,230)	(32,271)

Cash flows from financing activities:
Proceeds from bank and government loans	14,313	11,420
Repayment of bank and government loans	(6,973)	(11,822)
Repurchase of common stock	(1,907)	-
Dividends paid to the holders of the Company’s common stock	(544)	(252)
Dividends paid to the non-controlling interest holders of joint venture companies	(464)	(1,121)
Net cash provided by/ (used in) financing activities	4,425	(1,775)

Cash and cash equivalents affected by foreign currency	(2,604)	(4,057)
Net (decrease)/increase in cash and cash equivalents	(38,584)	1,171
Cash and equivalents at beginning of year	69,676	68,505
Cash and equivalents at end of year	$31,092	$69,676